EXHIBIT 10.11
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is effective as of the 24th day of August, 2006, by and between Mark Thierer (“Executive”) and Systems Xcellence Inc. and its subsidiary, SXC Health Solutions, Inc. (collectively, the “Company”).
RECITALS
     A. The Company wishes to employ Executive, and Executive wishes to be employed by the Company, as its President and Chief Operating Officer and Executive desires to accept employment with the Company under the terms and conditions set forth in this Agreement.
     B. In order to induce the Executive to enter into this Agreement, and to incentivize and reward Executive’s continued effort, loyalty and commitment to the Company, concurrent with the execution and delivery of this Agreement the Company has granted to the Executive stock options to purchase 250,000 shares of common stock of the Company.
     C. Executive acknowledges that as a member of the Company’s senior management team, Executive is one of the persons charged with responsibility for the implementation of the Company’s business plans, and that Executive is one of only a few Executives who will have regular access to various confidential and/or proprietary information relating to the Company. Further, Executive acknowledges that Executive’s covenants to the Company hereinafter set forth, specifically including but not limited to Executive’s covenant not to engage in competition with the Company, are being made in partial consideration of the Company’s willingness to employ Executive under the terms and conditions set forth in this Agreement. As a condition of that employment, the Company requires that this Agreement be entered into pursuant to which Executive furnishes the Company with, among other things, certain covenants of Executive, including Executive’s covenant not to compete with the businesses of the Company for a reasonable period of time. Executive acknowledges that Executive’s covenants to the Company hereinafter set forth, specifically including but not limited to the Executive’s covenant not to engage in competition with the Company are being made in partial consideration of the Company’s grant stock options to purchase 250,000 shares of common stock of the Company.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:
ARTICLE I
EMPLOYMENT RELATIONSHIP
     1.1 Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ or continue to employ Executive to serve as the Company’s President and Chief Operating Officer, and Executive hereby accepts such employment, and agrees to perform his duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.
     1.2 Duties. The Executive shall be the Company’s President and Chief Operating Officer, and shall participate as a member of the Company’s Senior Executive Team. In addition, Executive shall be responsible for, among other things, the oversight of all of the Company’s operations, business development, product development and information technology operations, and such other duties as may be reasonably requested by the Company. Executive shall report to the Company’s Chief Executive Officer. Executive shall perform his duties under this Agreement at the Company’s facilities in Lombard, Illinois or any subsequent location of the Company’s primary administrative operations.
     1.3 Officer Position/Resignation of Board Membership. Concurrent with Employee’s employment with the Company, it is anticipated that Employee will be elected as an officer of the Company and may be elected to the Company’s Board of Directors. Employee shall resign his/her position as an officer of the Company and membership on the Company’s Board of Directors if Employee’s employment with the Company terminates for any reason, with Employee’s resignation being effective no later than the effective date of the effective date of Employee’s termination of employment.
     1.4 Exclusive Employment. While employed by the Company hereunder, Executive covenants to the Company that he will devote his entire business time, energy, attention and skill to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity), and use his good faith best efforts to promote the interests of the Company; provided, Executive shall be permitted spend a reasonable amount of time to engage activities related to the transition of his duties at his former employer for the first thirty (30) days of the Initial Term or as otherwise authorized in writing by the Company’s Chief Executive Officer. The foregoing shall not be construed as prohibiting Executive from spending such time as may be reasonably necessary to attend to Executive’s personal affairs and investments so long as such activities do not conflict or interfere with Executive’s obligations and/or timely performance of his duties to the Company.
     1.5 Executive Representations and Warranties as to Employability. Executive hereby represents and warrants to the Company that:
     (a) The execution, delivery and performance by Executive of this Agreement and any other agreements contemplated hereby to which Executive is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound;
     (b) Executive is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity (or if a party to such an agreement, Executive has disclosed the material terms thereof to the Board prior to the execution hereof and promptly after the date hereof shall deliver a copy of such agreement to the Board);
     (c) Upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms; and
     (d) Executive hereby acknowledges and represents that he/she has been given the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.
ARTICLE II
PERIOD OF EMPLOYMENT
     2.1 Employment Period. Executive’s employment hereunder shall commence on September 1,2006, and shall continue hereunder until the date fixed by the provisions of Section 2.2 hereof, subject to the early termination provisions of Article V hereof (the “Employment Period”).

     2.2 Initial Term of Employment Period and Extension Terms. The Employment Period shall initially continue for a term commencing on the date set forth in Section 2.1, above, and ending on December 31, 2008 (the “Initial Term”). The Employment Period shall be automatically extended for successive two (2) calendar year periods following the expiration of the Initial Term (each period being hereinafter referred to as an “Extension Term”) upon the same terms and conditions provided for herein unless either party provides the other party with advance written notice of its or Executive’s intention not to extend the Employment Period; provided, however, that such notice must be delivered by the non-extending party to the other party not later than sixty (60) days prior to the expiration of the Initial Term or any Extension Term, as the case may be. If the Employment Period is not extended as a result of notice to Executive by the Company, and Executive’s employment with the Company terminates as a result thereof, then Executive’s termination shall be a treated as a Termination by the Company Without Cause.
ARTICLE III
COMPENSATION
     3.1 Annual Base Compensation. During the Employment Period the Company shall pay to Executive an annual base salary (the “Annual Base Compensation”) in the amount of Two Hundred Seventy-five Thousand and 00/100 Dollars ($275,000.00). The Annual Base Compensation shall be paid in regular installments in accordance with the Company’s regular payroll practices, and shall be subject to all required federal, state and local withholding taxes. Executive’s Annual Base Compensation shall be reviewed annually by the Company’s Chief Executive Officer and/or the Compensation Committee of the Company’s Board of Directors.
     3.2 Executive Performance Bonus. In respect of each calendar year falling within the Employment Period, Executive shall be eligible to earn an incentive compensation bonus, depending upon the achievement of the Company’s and Executive’s performance objectives (the “Incentive Compensation Bonus”). The amount of the Incentive Compensation Bonus shall be targeted at eighty percent (80%) of the Executive’s Annual Base Compensation, with the specific percentage determined by the Company’s Board of Directors after the close of the Company’s fiscal year (December 31). The Incentive Compensation Bonus, if any, shall be paid to Executive at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses. If Executive is terminated for Cause, then no Incentive Compensation Bonus shall be paid to Executive for the calendar year in which the termination occurred. If Executive’s employment terminates during the calendar year for reasons other than Cause, then Executive shall receive a pro rata amount of the Incentive Compensation Bonus that Executive would have received if Executive remained employed throughout the calendar year. The Incentive Compensation Bonus also shall be pro rated if Executive’s employment with the Company commenced during the calendar year. To the extent practicable, the Company will notify Executive of Executive’s performance objectives for the year in January of that year.
     3.3 Expenses. During the Employment Period, Executive shall be entitled to reimbursement of all business expenses reasonably incurred in the performance of Executive’s duties for the Company, including reasonable travel-related expenses, upon submission of all receipts and accounts with respect thereto, and approval by the Company thereof, in accordance with the then current business expense reimbursement policies of the Company.
     3.4 Vacation. Executive shall be entitled to accrue over the course of the calendar year twenty (20) days of paid vacation time, pro rated during the Initial Term, in accordance with the Company’s then current vacation policy; provided that unused vacation may be used by Executive in the following calendar year only in accordance with and as permitted by the Company’s then current vacation policies in effect from time to time.
     3.5 Insurance. The Company shall provide Executive with the following insurance benefits during the Employment Period:
     a. Dental, vision and supplemental health insurance commencing on your date of employment with the Company in accordance with the terms and conditions of the applicable plans and Company policies then in effect.
     b. A term life insurance policy with a death benefit in the amount of 2.5 times Executive’s Annual Base Compensation in accordance with the applicable plans and Company policies then in effect, subject to a maximum death benefit of $500,000.00 and subject to evidence of insurability.
     c. Additional Executive Group Life Insurance in the amount of $500,000 (contingent upon insurance company approval) beginning on the first of the month following one month of employment.
     d. Accidental death and dismemberment insurance commencing upon the date of your employment with the Company in accordance with the applicable plans and Company policies then in effect.
     e. Short and long-term disability insurance commencing upon the date of your employment with the Company in accordance with the applicable plans and Company policies then in effect.
     3.6 Retirement Plan. After six (6) months of employment, Executive shall be eligible to participate in the Company’s deferred compensation plans, including its 401(k) plan.
     3.7 Grant of Stock Options/Existing Stock.
     a. Upon the commencement of the Initial Term, Executive shall be granted options (“Options”) to purchase 250,000 shares of common stock of the Company. The exercise price of the Options shall be equal to the closing price of the Company’s common stock on the date the Initial Term commences. The Options shall be subject to the Company’s current Stock Option Plan. One hundred thousand of the Options (the “Guaranteed Options”) shall vest in one-third increments annually, commencing on December 31,2006. The remaining 150,000 Options (the “Contingent Options”) shall vest, in their entirety, upon Executive being appointed the Company’s Chief Executive Officer (provided, Executive accepts appointment as the Company’s Chief Executive Officer). For clarification, the Contingent Options shall not vest if Executive is not appointed the Company’s Chief Executive Officer (or Executive declines appointment as the Company’s Chief Executive Officer).
     b. Except as otherwise provided in section 5.2(f) of this Agreement, once vested, the Options shall have a five (5) year life.
     c. Upon a Change of Control (defined below), all of the Guaranteed Options shall vest.

     d. Upon either Executive’s Resignation for Good Reason (defined below) or Executive’s employment terminates through a Termination by the Company Without Cause (defined below), then the Guaranteed Options shall vest on the following basis:

Date of Termination	Cumulative Percentage Vested

Prior to December 31, 2006	33.33%

On or after December 31, 2006, but	66.67%
before December 31, 2007

On or after December 31, 2007	100.00%
     e. Executive acknowledges that immediately prior to his employment with the Company, he held approximately $100,000.00 worth of common stock of the Company (the “Preexisting Shares”). Executive agrees that he will not sell or otherwise dispose of his Preexisting Shares during the Initial Term or any Extension Term without the written consent of the Compensation Committee of the Company’s Board of Directors.
     3.8 Stock Option Plan. Executive shall be permitted to participate in the Company’s Stock Option Plan in the same manner as the Company’s other Senior Executive Team members, with future annual grants based on Executive’s performance as determined by the Company’s Chief Executive Officer.
     3.9 Other Fringe Benefits. During the Employment Period, Executive shall be entitled to receive such of the Company’s other fringe benefits as are being provided to other Executives of the Company on the Senior Executive Team.
     3.10 Vehicle Allowance. Executive shall receive a monthly payment of Five Hundred and 00/100 Dollars ($500.00) for Executive’s use of a personal automobile for business use (“Vehicle Allowance”). The Vehicle Allowance shall be subject to all required federal, state and local withholding.
     3.11 Attorney’s Fees. The Company shall reimburse Executive for his reasonable attorney’s fees, up to Five Thousand and 00/100 Dollars ($5,000.00), incurred in connection with the negotiation of the term sheet and this Agreement. Executive shall be required to submit invoices from his attorney, detailing the legal services provided, including time spent, service performed, hourly rate of the legal services provider and any associated expenses.
ARTICLE IV
COVENANTS OF EXECUTIVE
     4.1 Covenants Regarding Developments. Executive agrees as follows with regard to any developments that relate to the Company’s business or Confidential and Proprietary Information (defined below), or that Executive conceives, makes, develops or acquires, including, but not limited to, any trade secrets, discoveries, inventions, improvements, ideas, programs, formulas, diagrams, designs, plans and drawings, whether or not reduced to writing, patented, copyrighted or trademarked (“Developments”):
     (a) Executive shall promptly and fully disclose all Developments to the Company, and shall prepare, maintain, and make available to the Company adequate and current written records of such Developments and all modifications, research, and studies made or undertaken by Executive with respect thereto.
     (b) All Developments and related records shall become and remain the exclusive property of the Company and, to the extent Executive has any rights thereto, Executive hereby assigns all such rights, title, and interest to the Company.
     (c) Upon request by the Company, Executive, at any time, whether during or after Executive’s employment by the Company, shall execute, acknowledge and deliver to the Company all assignments and other documents which the Company deems necessary or desirable to: (i) vest the Company with full and exclusive right, title, and interest to such Developments, and (ii) enable the Company to file and prosecute an application for, or acquire, maintain or enforce, all letters of patent, trademark registrations, and copyrights covering such Developments.
     (d) The foregoing provisions regarding assignments do not apply to any Developments for which no equipment, supplies, facility or trade secret information of the Company was used, and which were developed entirely on Executive’s own time, unless the Developments: (i) relate to the Company’s business or to its actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for the Company.
     4.2 Ownership and Covenant to Return Documents, etc. Executive agrees that all Company work product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company either furnished to Executive by the Company or are prepared, compiled or otherwise acquired by Executive during the Employment Period, shall be the sole and exclusive property of the Company. Executive shall not, except for the use of the Company, use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company, nor use any information concerning them except for the benefit of the Company, either during the Employment Period or thereafter. Executive agrees that Executive will deliver all of the aforementioned documents and objects that may be in Executive’s possession to the Company on the termination of Executive’s employment with the Company, or at any other time upon the Company’s request.
     4.3 Nondisclosure Covenant. Executive recognizes that by virtue of Executive’s employment with the Company, Executive will be granted otherwise prohibited access to trade secrets and other confidential and proprietary information that is not known to its competitors or within the industry generally, that was developed by the Company over a long period of time and/or at substantial expense, and which is confidential in nature or otherwise of great competitive value to the Company. This information (“Confidential and Proprietary Information’’) includes, but is not limited to, the Company’s trade secrets; information relating to the Company’s production practices and methods of doing business; sales, marketing, and service strategies, programs, and procedures; contract expiration dates, customers and prospective customers, including, but not limited to, their particularized requirements and preferences, and the identity, authority, and responsibilities of their key contact persons; payment methods; service and product costs; pricing structures and incentive plans; vendors; financial position and business plans; computer programs and databases; research projects; new product and service developments; and any other information of the Company or any of its vendors or customers that the Company informs Executive, or which Executive should know by virtue of Executive’s position or the circumstances in which Executive learned it, is to be kept confidential. Confidential and Proprietary Information does not include information that is (i) in the public domain (except as a result of a breach of this Agreement or Executive’s obligations under a statutory or common law obligation) or (ii) obtained by Executive from a third party subsequent to the termination of Executive’s employment with the Company (except where the third party obtains the information in violation of a contractual obligation, a statutory or common law obligation). Executive agrees that during the Employment Period and at all times thereafter (a) Executive will not disclose, use or permit others to use any Confidential and Proprietary Information, or otherwise make use of any of it for Executive’s own purposes or the purposes of another, except as required in the course of Executive’s employment for the benefit of the Company or as required by law, and (b) Executive will take all reasonable measures, in accordance with the Company’s policies, procedures, and instructions, to protect the Confidential and Proprietary Information from any accidental or unauthorized disclosure or use.
     4.4 Noninterference Covenant. Executive agrees that during the Employment Period and for the twelve (12) month period thereafter, Executive will not, for any reason, directly or indirectly solicit, hire, or otherwise do any act or thing which may induce any other Executive of the Company (who is employed by the Company at the end of the Executive’s employment with the Company) to leave the employ of the Company.
     4.5 Covenant of Nonsolicitation of Customers. Executive acknowledges the Company’s legitimate interest in protecting its customers for a reasonable period of time following the termination of Executive’s employment. Accordingly, Executive agrees that during the Restricted Period, Executive will not: (a) directly or indirectly, solicit or accept business from, or provide products or services to, any Customer, where such business, products or services would be competitive with the Company’s business, products or services, or (b) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any Customer or vendor of the Company or induce any such Customer or vendor to cease doing business with the Company. For purposes of this paragraph, the term “Customer” means (i) a customer of the Company to which Executive sold or provided the Company’s products or services at any time during the two (2) year period immediately preceding the termination of Executive’s employment, (ii) any entity for which Executive orchestrated, developed, supervised, coordinated or participated in marketing strategy, marketing plans and marketing campaigns on behalf of the Company at any time during the two (2) year period immediately preceding the termination of Executive’s employment, or (iii) any entity as to which Executive acquired Confidential and Proprietary Information at any time during Executive’s employment with the Company. “Restricted Period” means the Employment Period and the two (2) year period following the termination of Executive’s employment.
     4.6 Covenant Not to Compete. Executive expressly acknowledges that (i) the Company is and will be engaged in the business of providing healthcare transaction processing services and information technology solutions to the pharmaceutical industry, including without limitation: (x) pharmacy benefits services and analytics software and related ASP services, including claims processing, pharmacy networks, data warehousing and information analysis, rebate contracting and formulary management, clinical initiatives, and consumer web services; and (y) pharmacy practice management and point of sale (POS) systems for retail pharmacy (independents and chains), institutional/nursing home pharmacy, and high-volume mail order pharmacy; (ii) Executive is one of a limited number of persons who has extensive knowledge and expertise relevant to the businesses of the Company; (iii) Executive’s performance of Executive’s services for the Company hereunder will afford Executive full and complete access to and cause Executive to become highly knowledgeable about the Company’s Confidential and Proprietary Information; (iv) the agreements and covenants contained in this Section 4.6 are essential to protect the business and goodwill of the Company, because, if Executive enters into any activities competitive with the businesses of the Company, Executive will cause substantial harm to the Company; (v) Executive will be exposed to the Company’s largest customers; (vi) the business territory of the Company at the time this Agreement was entered into constitutes the United States and Canada

(“Business Territory”); and (vii) Executive’s covenants to the Company set forth in this Section 4.6 are being made in consideration of the Company’s willingness to employ him. Accordingly, Executive hereby agrees that during the Restricted Period, Executive shall not directly or indirectly own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, become employed by, render services to, or in any other manner whatsoever engage in, any business which is competitive with any business actively being engaged in by the Company or actively (and demonstrably) being considered by the Company for entry into on the date of the termination of Executive’s employment with the Company, within the Business Territory. The preceding to the contrary notwithstanding, Executive shall be free to make investments in the publicly traded securities of any corporation, provided that such investments do not amount to more than 1% of the outstanding securities of any class of such corporation.
     4.7 Remedies for Breach. Executive recognizes that the rights and privileges granted to Executive by this Agreement, and Executive’s corresponding covenants to the Company, are of a special, unique, and extraordinary character, the loss of which cannot reasonably or adequately be compensated for in damages in any action at law or through the offset or withholding of any monies to which Executive might be entitled from the Company. Accordingly, Executive understands and agrees that the Company shall be entitled to equitable relief, including a temporary restraining order and preliminary and permanent injunctive relief, to prevent or enjoin a breach of this Agreement. Executive also understands and agrees that any such equitable relief shall be in addition to, and not in substitution for, any other relief to which the Company may be entitled.
ARTICLE V
TERMINATION
     5.1 Termination and Triggering Events. Notwithstanding anything to the contrary elsewhere contained in this Agreement, the Employment Period shall terminate at the expiration of the Initial Term or any Extension Term upon notice as provided in Section 2.2, or prior to the expiration of the Initial Term or any Extension Term upon the occurrence of any of the following events (hereinafter referred to as “Triggering Events”): (a) Executive’s death; (b) Executive’s Total Disability; (c) Executive’s Resignation; (d) Termination by the Company for Cause; (e) Termination by the Company Without Cause; (f) Termination arising out of a Change of Control; or (g) Resignation for Good Reason.
     5.2 Rights Upon Occurrence of a Triggering Event. Subject to the provisions of Section 5.3 hereof, the rights of the parties upon the occurrence of a Triggering Event prior to the expiration of the Initial Term or any Extension Term shall be as follows:
     (a) Death or Total Disability. If the Triggering Event was Executive’s Death or Total Disability (defined below), then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; and (ii) payment of a Executive’s Incentive Compensation Bonus, if any, pro rated to Executive’s date of termination.
     (b) Resignation or Termination by the Company for Cause. If the Triggering Event was Executive’s Resignation (other than a Resignation for Good Reason) or a Termination by the Company for Cause (defined below), then Executive shall be entitled to receive Executive’s Annual Base Compensation and accrued but unused vacation time through the date of the Triggering Event, and to continue to participate in the Company’s executive welfare plans and programs (including, without limitations, health insurance plans) through the date of the Triggering Event and, thereafter, only to the extent permitted under the terms of such plans and programs.

     (c) Termination by Company Without Cause. If the Triggering Event was a Termination by the Company Without Cause (defined below) not within twelve (12) months of a Change of Control (defined below), then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of a Executive’s Incentive Compensation Bonus, if any, pro rated to Executive’s date of termination; and (iii) the Severance Benefit (defined below). Executive’s entitlement to the benefits provided in subsections 5.2(b)(ii) and (iii) are contingent on Executive signing a Separation Agreement and General Release similar to that attached hereto as Exhibit A.
     (d) Termination Arising Out of a Change of Control. If the Triggering Event was a Termination for any reason arising within twelve (12) months of a Change of Control (defined below), then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of a Executive’s Incentive Compensation Bonus, if any, pro rated to Executive’s date of termination; and (iii) the Change of Control Severance Benefit (defined below). Executive’s entitlement to the benefits provided in subsections 5.2(c)(ii) and (iii) are contingent on Executive signing a Separation Agreement and General Release similar to that attached hereto as Exhibit A.
     (e) Resignation for Good Reason. If the Triggering Event was a Resignation for Good Reason (defined below) not within twelve (12) months of a Change of Control (defined below), then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of a Executive’s Incentive Compensation Bonus, if any, pro rated to Executive’s date of termination; and (iii) the Severance Benefit (defined below). Executive’s entitlement to the benefits provided in subsections 5.2(d)(ii) and (iii) are contingent on Executive signing a Separation Agreement and General Release similar to that attached hereto as Exhibit A.
     (f) Cessation of Entitlements and Company Right of Offset. Except as otherwise expressly provided herein, all of Executive’s rights to salary, Executive benefits, fringe benefits and bonuses hereunder (if any) which would otherwise accrue after the termination of the Employment Period shall cease upon the date of such termination. The Company may offset any loans, cash advances or fixed amounts which Executive owes the Company against any amounts it owes Executive under this Agreement
     (g) Treatment of Options. Executive shall be required to exercise any vested options within ninety (90) days from date of the termination of his employment.
     For further clarity, the payments provided for in subsections 5.2(b), 5.2(c) and 5.2(d) will not be subject to any reduction, except as provided by subsection 5.2(e), or if Executive breaches any Executive’s obligations under Article IV, but will not be reduced should Executive obtain alternative employment.
     5.3 Survival of Certain Obligations. The provisions of Articles IV, and VI shall survive any termination of the Employment Period, whether by reason of the occurrence of a Triggering Event or the expiration of the Initial Term or any Extension Term.
     5.4 Definitions. For purposes of Article V, the following definitions apply:
     (a) “Resignation” means a voluntary termination of Executive’s employment with the Company that is not a Resignation for Good Reason.

     (b) “Resignation for Good Reason” means a voluntary termination of Executive’s employment hereunder on account of, and within sixty (60) days after, the occurrence of one or more of the following events:
     (i) The assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices and titles), authority, duties or responsibilities as contemplated by Section 1.2 hereof which results in a diminution of Executive’s position, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company within thirty (30) days after receipt of written notice thereof given by Executive;
     (ii) The failure of the Company to comply with any of the material provisions of this Agreement, other than an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company within thirty (30) days after receipt of written notice thereof given by Executive;
     (iii) Executive is required to relocate his principal business office or his principal residence outside of the Chicago metropolitan area, or the Company assigns Executive duties that could reasonably require such a relocation unless, within thirty (30) days of receipt of written notice by the Executive, the Company removes the assignment of the duties that necessitated or could necessitate the relocation; or
     (iv) Executive is not named the Company’s Chief Executive Officer by January 1, 2008.
     (c) “Severance Benefit” means a lump-sum payment, less required tax withholding, equal to two (2) times Executive’s Annual Base Compensation. Except as provided by Section 5.5 of this Agreement, the Severance Benefit shall be paid within thirty (30) days of Executive’s signing of the Separation Agreement and General Release similar to that attached hereto as Exhibit A.
     (d) “Change of Control Severance Benefit” means a lump-sum payment, less required tax withholding, equal to two (2) times the sum of (i) Executive’s Annual Base Compensation and (ii) the average of the Executive’s last two Incentive Compensation Bonuses. Except as provided by Section 5.5 of this Agreement, the Change of Control Severance Benefit shall be paid within thirty (30) days of Executive’s signing of the Separation Agreement and General Release similar to that attached hereto as Exhibit A.
     (e) “Termination by the Company for Cause” means termination by the Company of Executive’s employment for:
     (i) The failure of Executive to comply with any of the material provisions of this Agreement, other than an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by Executive within thirty (30) days after receipt of written notice thereof given by the Company;
     (ii) A conviction of Executive by a court of competent jurisdiction of a felony;
     (iii) The refusal, failure or neglect of Executive to perform his duties under his employment agreement in a manner that is materially detrimental to the business or reputation of the Company unless remedied by Executive within thirty (30) days after receipt of written notice thereof given by the Company;
     (iv) The engagement by the Executive in illegal, unethical or other wrongful conduct that is materially detrimental to the business or reputation of SXC; or
     (v) The pursuit by Executive of interests that are materially adverse to SXC unless remedied by Executive within thirty (30) days after receipt of written notice thereof given by the Company.
     (f) “Termination by the Company Without Cause” means a termination of Executive’s employment by the Company which is not a Termination by the Company for Cause, provided that the termination of the Employment Period on account of the failure of the Company to extend the Employment Period in accordance with the provisions of Section 2.2 hereof shall constitute a Termination by the Company Without Cause.
     (g) A “Termination Arising Out of a Change of Control” occurs when Executive resigns or if Executive is subject to a Termination Without Cause within twelve (12) months of a “Change of Control,” which shall be defined under this Agreement to mean any of the following occurrences:
     (i) Any person, other than Systems Xcellence Inc. or an Executive benefit plan of the Systems Xcellence Inc., acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of Systems Xcellence Inc. and becomes, immediately after and as a result of such acquisition, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of Systems Xcellence Inc.;
     (ii) The shareholders of Systems Xcellence Inc. approve a merger, consolidation, recapitalization, or reorganization of Systems Xcellence Inc., a reverse stock split of outstanding voting securities, or consummation of any such transaction if shareholder approval is not sought or obtained, other than any such transaction that would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after, and as a result of such transaction, being Beneficially Owned by at least 75% of the holders of outstanding voting securities of Systems Xcellence Inc. immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or
     (iii) The shareholders of Systems Xcellence Inc. approve a plan of complete liquidation of Systems Xcellence Inc. or SXC Health Solutions, Inc. or an agreement for the sale or disposition by Systems Xcellence Inc. of all or a substantial portion of assets (i.e., 50% or more) of the total assets of Systems Xcellence Inc. or SXC Health Solutions, Inc.
     (h) “Total Disability” means Executive’s inability, because of illness, injury or other physical or mental incapacity, to perform Executive’s duties hereunder (as determined by the Board in good faith) for a continuous period of one hundred eighty (180) consecutive days, or for a total of one hundred eighty (180) days within any three hundred sixty (360) consecutive day period, in which case such Total Disability shall be deemed to have occurred on the last day of such one hundred eighty (180) day or three hundred sixty (360) day period, as applicable.
     5.5 Six Month Delay in Payments. Notwithstanding any other provision of this Agreement, if as of the date of termination of the Executive’s employment with the Company the Executive is a “specified employee” within the meaning of Section 409 A of the Internal Revenue Code of 1986, as amended (the “Code”), no payments may be made hereunder before the date which is six months after the Executive’s separation from service within the meaning of Section 409A of the Code with the Company or, if earlier, the date of death of the Executive, to the extent necessary to comply with Section 409A of the Code. Payments to which the Executive would otherwise be entitled during the first six months following separation from service will be accumulated, without interest, and paid in one lump sum of cash on the first day of the seventh month following the date of the Executive’s separation from service. Additionally, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code, and any provision of the Agreement which is inconsistent with Section 409A shall be void and without effect.
ARTICLE VI
GENERAL
     6.1 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Illinois without regard to any choice of law or conflicts of law rules or provisions (whether of the State of Illinois or any other jurisdiction), irrespective of the fact that Executive may become a resident of a different state.
     6.2 Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive and Executive’s executors, administrators, personal representatives and heirs.
     6.3 Assignment. Executive expressly agrees for Executive and on behalf of Executive’s executors, administrators and heirs, that this Agreement and Executive’s obligations, rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Executive, Executive’s executors, administrators or heirs, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits thereunder contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder. This Agreement shall be assignable and transferable by the Company (but the Company shall not be required to assign or transfer this Agreement) to any successor in interest without the consent of Executive.
     6.4 Complete Understanding. This Agreement constitutes the complete understanding among the parties hereto with regard to the subject matter hereof, and supersedes any and all prior agreements and understandings relating to the employment of Executive by the Company, including without limitation any prior compensation plans or compensation agreements entered into between Executive and the Company.
     6.5 Amendments. No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.
     6.6 Waiver. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. The waiver by Executive of a breach of any provision of this Agreement by the Company shall not operate as a waiver of any subsequent breach by the Company.
     6.7 Venue, Jurisdiction, Etc. Executive hereby agrees that any suit, action or proceeding relating in any way to this Agreement shall be brought and enforced in the Eighteenth Judicial Circuit, DuPage County, State of Illinois or in the District Court of the United States of America for the Northern District of Illinois, Eastern Division, and in either case Executive hereby submits to the jurisdiction of each such court. Executive hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any right of removal, any claim that Executive is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Executive consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to Executive at Executive’s address listed in the business records of the Company. Executive and the Company do each hereby waive any right to trial by jury, Executive or it may have concerning any matter relating to this Agreement.
     6.8 Indemnification of Executive. Executive is hereby entitled to indemnification for Executive’s acts or omissions in Executive’s capacity as an Executive or officer of the Company to the same extent as the Company’s other senior executives and in the manner provided by the Company’s bylaws.
     6.9 Directors & Officers Liability Insurance. The Company shall maintain adequate Directors and Officers liability insurance coverage, which shall include Executive in Executive’s capacity as an Officer. The adequacy of the Directors and Officers liability insurance coverage shall be determined annually by the Board of Directors in its reasonable discretion.
     6.10 Severability. If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.
     6.11 Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
     6.12 Notices. All notices under this Agreement shall be in writing and shall be deemed properly sent, (i) when delivered, if by personal service or reputable overnight courier service, or (ii) when received, if sent by certified or registered mail, postage prepaid, return receipt requested to the recipient at the address indicated below or otherwise subsequently provided by one party to the other party:
          Notices to Executive:
          Mark Thierer
          917 Lakewood Drive
          Barrington, Illinois 60010
          Notices to Company:.
          SXC Health Solutions, Inc.
          Attn: Gordon Glenn, CEO
          2905 South Finley Road, Suite 110
          Lombard, Illinois 60148-4867

          With Copies to:
          Larry Zanger, Esq.
          Holland & Knight LLP
          131 South Dearborn, 30th Floor
          Chicago, Illinois 60603
     6.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

COMPANY:		EXECUTIVE:

SYSTEMS XCELLENCE INC. and SXC HEALTH SOLUTIONS, INC.

By:	/s/ Gordon S. Glenn	/s/ Mark Thierer	8/28/06

	Their: President & CEO	Mark Thierer